Bodisen Biotech Expects to Report Record Year-over-Year Results for 2005

Company Will Report Fourth Quarter and Full Year 2005 Financial Results During Week of March 27, 2006

NEW YORK--(BUSINESS WIRE)--March 16, 2006--Bodisen Biotech, Inc., (AMEX:BBC, London AIM:BODI, website: www.bodisen.com) the first China based environmentally friendly bio fertilizer company listed on a US stock exchange, and dual listed in London, announced today that it expects to report record year-over-year financial results for the year ended December 31, 2005. The Company expects to report its financial results for the fourth quarter and full year ended December 31, 2005 during the week of March 27, 2006.

For the year ended December 31, 2004, the company recorded total revenues of $16.2 million and diluted earnings per share of $0.33.

Karen Qiong Wang, chairman and chief executive officer, said: "In 2005, Bodisen continued to successfully execute on its growth plan. By the end of the September quarter, we already exceeded our total 2004 revenues by 46% and earnings per share by 36%. At the same time, we made progress in expanding our operations to meet the growing demand for high output, high quality, and environmentally-friendly organic fertilizers to support China's expanding agricultural industry. We look forward to reporting on our audited full year results for 2005 later this month."

About Bodisen Biotech, Inc.

A Delaware company, Bodisen is headquartered in Shaanxi, China's agricultural hub. The Bodisen brand is a highly recognized fertilizer brand in China. It's environmentally friendly "green" products support the mandate of the Chinese government to increase crop yields for the purpose of decreasing China's dependency on food imports. Utilizing proprietary agricultural technologies, Bodisen sells over 60 packaged products, broken down into 4 product categories: Organic Compound Fertilizer; Organic Liquid Fertilizer; Pesticides & Insecticides, and agricultural raw materials. Bodisen's organic fertilizers can be absorbed by plants within 48 hours and enrich soil conditions without the damaging effects associated with chemical fertilizers. These products address grains, vegetables, and fruit crops and have been proven to increase crop yields by 10% to 35% while being 100% environmentally friendly. Among China's population of 1.3 billion, approximately 900 million are farmers whose incomes depend on their crop yields. With approximately 600 (and growing) nationwide distribution centers, Bodisen has experienced rapid growth in its existing business.

BODISEN HAS RESEARCH COVERAGE IN NEW YORK AND IN LONDON

Wall Street firm New York Global Securities, Inc. ("NYGS", www.newyorkglobal.com) provides research coverage for Bodisen. NYGS' parent company New York Global Group (www.nyggroup.com) has a significant China presence and is one of the largest US firms in China in the financial services sector. London investment bank Charles Stanley (www.charles-stanley.co.uk), a member of the London Stock Exchange since 1852, provides research coverage for Bodisen in London.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Contact:
The Piacente Group, Inc.
Investor Relations:
Debra Chen, 212-481-1907
debra@thepiacentegroup.com
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Source: Bodisen Biotech, Inc.